BOEING REPORTS 1997 3RD QUARTER RESULTS

                                                                   Nine months ended
                                          3rd Quarter                September 30
                                       1997         1996           1997        1996
(Dollars in millions except per share data)

Sales and other operating revenues  $11,371       $9,009        $34,073     $25,476

Net earnings (loss)                  $(696)         $466           $320      $1,374

Earnings (loss) per share            $(.72) *       $.48           $.33 *     $1.41

Average shares (millions)             972.3        966.0          969.3       972.9

*  $(.67) and $.35 excluding ShareValue Trust accounting


SEATTLE, Oct. 24, 1997 - Sales of $11.4 billion and a net loss of $696 million or $.72 per share for the third quarter of 1997 were reported by Phil Condit, Boeing Chairman and Chief Executive Officer. Third quarter earnings were reduced by approximately $1.6 billion pretax, or $1.0 billion after tax, representing the financial impact of the unplanned and abnormal production inefficiencies and late-delivery costs associated with the accelerated production increases on the 7-series commercial aircraft programs. Earnings will continue to be negatively impacted by these production inefficiencies in 1998, which is the expected production recovery period. The results reflect the combined operations and conforming accounting adjustments resulting from the merger with McDonnell Douglas Corporation, which was completed on Aug. 1, 1997. Comparable figures for the same period of 1996 were sales of $9.0 billion and net earnings of $466 million or $.48 per share.

The higher sales for the 1997 third quarter were primarily attributed to the significantly higher level of commercial aircraft deliveries and the inclusion in 1997 of the operations of the aerospace and defense units acquired from Rockwell International Corporation in December 1996.

In addition to the commercial aircraft production problems, earnings for the quarter were lower than the same period last year due to program losses at the Douglas Products Division; higher research and development expense; higher joint venture development expense in the Information, Space & Defense Systems (ISDS) business units; and a higher effective income tax rate.

Sales for the first nine months of 1997 were $34.1 billion and net earnings were $320 million or $.33 per share. Comparable figures for 1996 were sales of $25.5 billion and net earnings of $1,374 million or $1.41 per share. The 1997 earnings include the impact of the commercial aircraft production recovery and disruption inefficiencies and $99 million in merger-related expenses. The nine-month 1996 earnings included income of $176 million after tax or $.18 per share for the settlement of certain ISDS contract issues and the recognition of prior years' investment tax credits.

The Company recently completed the review of the cost impact of the production recovery plans announced on Oct. 3, 1997. The production problems which were being experienced on the commercial aircraft programs reached unexpected levels late in the third quarter. The Company is in the midst of an unprecedented production rate build-up for the 7-series commercial aircraft programs, and has experienced raw material shortages, internal and supplier parts shortages, and productivity inefficiencies associated with adding thousands of new employees. These factors have resulted in significant out-of-sequence work. The breadth and complexity of the entire commercial aircraft production process, especially during this time of substantial production rate increases, present a situation where disrupted process flows are causing major inefficiencies throughout the entire process chain. Under the current recovery plans, the 747 and 737 production lines are being halted for approximately one month. Process inefficiencies and work-arounds will continue until the entire process is substantially back in balance, which is expected to occur in 1998.

In addition to the approximately $1.6 billion pretax charge for the third quarter of 1997, the continuing recovery plan disruptions will also impact commercial aircraft segment earnings through 1998. Based on a successful execution of the current production recovery plans, it is expected that additional production disruption costs in the range of $1 billion pretax will be incurred over this time period. The cash expenditures associated with the production disruptions and recovery plans will approximate the reduced earnings through 1998.

A substantial portion of the total third quarter earnings charges results from the unplanned production inefficiencies being experienced on the Next-Generation 737 program. Based on the production recovery plan, $700 million of the third quarter pretax loss is associated with the initial program accounting quantity of 400 aircraft for the Next-Generation 737 program.

The Company is currently assessing the market and operations for the commercial aircraft programs of the Douglas Products Division (DPD), formerly Douglas Aircraft Company. DPD programs currently in production include the MD-80 and MD-90 twinjets and MD-11 trijet. Additionally, the MD-95 twinjet is in development, with first delivery scheduled for 1999. Decisions regarding restructuring, production and marketing plans for DPD commercial aircraft programs are expected to be made during the fourth quarter, and may result in the write-off of certain program assets, related valuation adjustments and restructuring charges. Organizational consolidation is in progress and is expected to produce longer-term cost benefits to the combined commercial operations.

Research and development expense for the first nine months of 1997 was $1,464 million or $243 million higher than in the comparable period of 1996. Certification and first delivery of the 737-700 to Southwest Airlines is scheduled to occur in the next few weeks. Development efforts in 1997 also include the 737-600 and -800 models; the 757-300, a stretched derivative of the 757-200 which is scheduled to be delivered to launch customer Condor-Flugdienst in early 1999; and the 767-400ER, a stretched version of the 767-300ER which is scheduled to be delivered to launch customer Delta Airlines in the year 2000. The MD-95 continues in development, with first delivery to AirTran in 1999. In addition, the ISDS group had a higher level of development expense on commercial space and communication activities, including the Delta III intermediate-class rocket, compared with prior periods.

Upon completion of the merger with McDonnell Douglas, the Information, Space & Defense Systems organization (ISDS) was formed, comprised of business elements from the former Boeing Defense & Space Group and McDonnell Douglas Corporation. ISDS is now focused on achieving both market and cost synergies.

During the third quarter, the Boeing F/A-18E/F Super Hornet, the newest derivative of the jet fighter, passed the 1,500-flight-hour and 1,000-flight milestones, representing the halfway point of a three-year flight test effort. Manufacture of the first production aircraft began in September. First flight of the initial Lockheed Martin-Boeing F-22 Raptor air dominance fighter for the U.S. Air Force also occurred in September. Boeing is responsible for the F-22 wings; rear fuselage; radar; avionics integration and testing; training, life-support and fire-protection systems; and 70 percent of mission software. In addition, five missions of the Delta II launch vehicles were completed during the quarter. Three of the missions carried Iridium satellites for Motorola, one carried a U.S. Air Force global positioning system satellite, and another carried a scientific satellite for NASA.



                          OPERATING AND FINANCIAL DATA
Deliveries

                                           Nine Months                3rd Quarter
Commercial Aircraft                    1997         1996           1997        1996
-----------------------------------------------------------------------------------

737                                      93           53             33          15

747                                      30           16              8           5

757                                      34           34             10          15

767                                      34           29             11          10

777                                      49           24             18           9

MD-80                                    11           11              3           4

MD-90                                    16            8              5           4

MD-11                                     5           10              1           3
-----------------------------------------------------------------------------------

      Total                             272          185             89          65
===================================================================================



Information, Space & Defense Systems

C-17                                      5            5              2           2

F-15                                     10            9              3           4

F-18 C/D                                 29           23             11           4

F-18 C/D Kits                            20           11              8           1

T-45TS                                    8            8              5           3

Delta II launches                         8            8              5           2



Revenues

Commercial Aircraft                   $20.5        $14.0          $ 6.5        $5.0

Information, Space & Defense Systems   13.3         11.3            4.8         3.9

Financial Services and other             .3           .2             .1          .1
-----------------------------------------------------------------------------------

      Total revenue                   $34.1        $25.5          $11.4        $9.0
===================================================================================


Commercial aircraft revenue of $20.5 billion for the nine months ended Sept. 30, 1997, included four MD-80 and three MD-90 aircraft which were accounted for as operating leases, with minimal revenue recorded at the time of delivery. Commercial aircraft revenue of $14.0 billion for the same period in 1996 included one MD-80, two MD-90s and two MD-11s which were accounted for as operating leases, and certain 7-series aircraft previously on operating lease which were converted to sales. ISDS revenues of $13.3 billion and $11.3 billion for 1997 and 1996 were impacted by a 99-day strike at the St. Louis facilities, which ended in mid-September 1996 and delayed some deliveries from 1996 to 1997. Total Company revenues for 1997 are projected to be in the $46 billion to $47 billion range, compared with $35.5 billion in 1996.

                       The Boeing Company and Subsidiaries
                      Consolidated Statements of Operations
          Reflecting Merger Combination With McDonnell Douglas Corporation
                              (Dollars in millions)
                                   (Unaudited)

                                      Nine months ended         Three months ended
                                          September 30               September 30
---------------------------------------------------------------------------------
                                       1997         1996           1997        1996
-----------------------------------------------------------------------------------

Sales and other operating revenues  $34,073      $25,476        $11,371      $9,009

Operating costs and expenses         30,536       21,136         11,337       7,500

General and administrative expense    1,505        1,233            557         444

Research and development expense      1,464        1,221            456         407
-----------------------------------------------------------------------------------

                                    $33,505      $23,590        $12,350      $8,351
===================================================================================

Earnings (loss) from operations         568        1,886          (979)         658

Other income, principally interest      303          271            120         106

Interest and debt expense             (365)        (295)          (122)        (96)

ShareValue Trust appreciation change   (42)          (4)           (40)         (4)
-----------------------------------------------------------------------------------

Earnings (loss) before income taxes     464        1,858        (1,021)         664

Income taxes                            144          484          (325)         198

Net earnings (loss)                   $ 320      $ 1,374        $ (696)       $ 466
===================================================================================

Earnings (loss) per share             $ .33       $ 1.41        $ (.72)       $ .48
===================================================================================

Cash dividends per share              $ .42        $ .41          $ .14       $ .14
===================================================================================

Effective income tax rate             31.0%        26.0%          31.8%       29.8%

                       -------------------------------------

Excluding ShareValue Trust accounting:

   Net earnings (loss)                $ 349      $ 1,377        $ (668)       $ 469

   Earnings (loss) per share          $ .35       $ 1.41        $ (.67)       $ .48

                       The Boeing Company and Subsidiaries
                   Consolidated Statements of Financial Position
          Reflecting Merger Combination With McDonnell Douglas Corporation
                              (Dollars in millions)
                                   (Unaudited)

                                         September 30        June 30    December 31
-----------------------------------------------------------------------------------
Assets                                           1997           1997           1996
-----------------------------------------------------------------------------------

Cash and cash equivalents                     $ 4,820        $ 5,580        $ 5,469

Short-term investments                            730            968            883

Accounts receivable                             3,312          2,998          2,870

Current portion of customer financing             354            732            774

Deferred income taxes                           1,393            986          1,362

Inventories, net of advances and
   progress billings                           10,543         10,124          9,151
-----------------------------------------------------------------------------------

     Total current assets                      21,152         21,388         20,509

Customer financing and properties on lease      3,641          3,274          3,114

Property, plant and equipment, net              8,314          8,308          8,266

Deferred income taxes                             152            122            143

Goodwill                                        2,418          2,437          2,478

Prepaid pension expense                         3,270          3,295          3,014

Other assets                                      427            426            356
-----------------------------------------------------------------------------------

                                              $39,374        $39,250        $37,880
===================================================================================

Liabilities and Shareholders' Equity

Accounts payable and other liabilities        $11,404        $10,834        $ 9,901

Advances in excess of related costs             1,971          1,880          1,714

Income taxes payable                              361            395            474

Short-term debt and current portion of
   long-term debt                                 608            596            637
-----------------------------------------------------------------------------------

      Total current liabilities                14,344         13,705         12,726

Accrued retiree health care                     4,807          4,803          4,800

Long-term debt                                  6,353          6,468          6,852
-----------------------------------------------------------------------------------

      Total liabilities                        25,504         24,976         24,378

Common stock less treasury shares               6,225          5,911          5,886

Retained earnings                               8,925          9,660          8,896

Unearned compensation                            (22)           (39)           (22)

ShareValue Trust                              (1,258)        (1,258)        (1,258)
-----------------------------------------------------------------------------------

      Total shareholders' equity               13,870         14,274         13,502
-----------------------------------------------------------------------------------

                                              $39,374        $39,250        $37,880
===================================================================================

                       The Boeing Company and Subsidiaries
                      Consolidated Statements of Cash Flows
                              (Dollars in millions)
                                   (Unaudited)


                                                                 Nine months ended
                                                                    September 30
                                                                 1997         1996
Cash flows - operating activities:
   Net earnings                                               $   320       $ 1,374
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     ShareValue Trust appreciation change                          42             4
     Depreciation                                               1,028           925
     Amortization of goodwill and intangibles                      78            13
     Changes in assets and liabilities -
       Short-term investments                                     153         (939)
       Accounts receivable                                      (442)           191
       Inventories, net of advances and progress billings     (1,392)           700
       Accounts payable and other liabilities                   1,633           308
       Advances in excess of related costs                        257           219
       Income taxes payable and deferred                        (153)          (99)
       Other assets                                             (345)         (328)
       Accrued retiree health care                                  7            86
-----------------------------------------------------------------------------------
         Net cash provided by operating activities              1,186         2,454
-----------------------------------------------------------------------------------

Cash flows - investing activities:
   Customer financing and properties on lease - additions       (928)         (910)
   Customer financing and properties on lease - reductions        751         1,339
   Property, plant and equipment, net additions               (1,006)         (684)
   Other                                                                         27
-----------------------------------------------------------------------------------
         Net cash used by investing activities                (1,183)         (228)
----------------------------------------------------------------------------------

Cash flows - financing activities:
   New borrowings                                                  66           430
   Debt repayments                                              (594)         (421)
   ShareValue Trust                                                           (691)
   Shares issued in the open market                               268
   Proceeds from stock options exercised, other                   143           177
   Common shares purchased                                      (118)         (709)
   Dividends paid                                               (417)         (356)
----------------------------------------------------------------------------------
         Net cash used by financing activities                  (652)       (1,570)
----------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents            (649)           656

Cash and cash equivalents at beginning of year                $ 5,469       $ 4,527
-----------------------------------------------------------------------------------

Cash and cash equivalents at end of 3rd quarter               $ 4,820       $ 5,183
===================================================================================


The overall operating earnings margin, exclusive of the abnormal production inefficiencies, research and development expense, merger-related expenses, and joint venture development costs expensed as incurred ($64 million in 1997, compared with $14 million in 1996), was 11.1% for the first nine months of 1997, compared with 11.9% for the same period in 1996, excluding the earnings from the settlement of contract issues. The 1997 margin has been impacted by the model mix of commercial aircraft deliveries that included 49 777s in the first nine months of 1997, compared with 24 777s in the first nine months of 1996, as well as increased pricing pressure. Margins for the balance of 1997 and 1998 exclusive of the abnormal production inefficiencies are expected to be lower due to significant 777 and Next-Generation 737 deliveries. With regard to the 777 and Next-Generation 737 programs, new and major derivative commercial jet aircraft programs normally have lower operating profit margins due to initial tooling amortization and higher unit production costs in the early years of a program.

Corporate other income was $32 million higher in the first nine months of 1997 than in the same period in 1996 due primarily to the higher cash and short-term investments balance. Interest and debt expense was $70 million higher due to the debt assumed in the Rockwell acquisition and increases associated with the Financial Services business segment.

The higher effective income tax rate for the nine months of 1997, compared with the same period of 1996, was primarily due to the recognition of a one-time tax benefit of $95 million related to prior years' investment tax credits in the second quarter of 1996. Without the investment tax credit benefit, the effective income tax rate would have been 31.2% for the first nine months of 1996, compared with 31.0% for the first nine months of 1997. The effective tax rate for the first nine months of 1997 reflects the current estimated annualized rate for 1997.

The growth in net inventory and the $1 billion decline in cash and short-term investments since the second quarter are primarily due to the production rate delivery delays and associated production cost increases.

Comparative Balances
                                         September 30        June 30    December 31
-----------------------------------------------------------------------------------
(Dollars in billions)                            1997           1997           1996
-----------------------------------------------------------------------------------

Contractual backlog

   Commercial Aircraft                         $ 83.5         $ 84.1         $ 86.2

   Information, Space & Defense Systems          25.3           28.1           28.0
-----------------------------------------------------------------------------------

      Total backlog                            $108.8         $112.2         $114.2


Not included in contractual backlog are purchase options and announced orders for which definitive contracts have not been executed, including significant announced orders from American, Delta and Continental Airlines which will be added to contractual backlog as of year end. U.S. Government and foreign military backlog is limited to amounts obligated to contracts. Unobligated amounts under U.S. Government contracts not included in backlog at Sept. 30, 1997, total $28.9 billion, compared with $30.7 billion at June 30, 1997, and $29.7 billion at Dec. 31, 1996.

ShareValue Trust Accounting

The ShareValue Trust is a 12-year irrevocable trust that holds Boeing common stock, receives dividends, and distributes to employees appreciation in value above a 3% per annum threshold rate of return. In accordance with generally accepted accounting principles, the change in the potential distributable appreciation is reflected in earnings on a quarterly basis, and shares of the Trust are not considered outstanding for financial reporting purposes. Because the Trust is fully funded and is solely responsible for making any potential distributions, the Company supplementally discloses earnings and earnings per share excluding the ShareValue Trust accounting impact, while recognizing the shares held by the Trust as outstanding. Since inception of the Trust in July 1996, the distributable appreciation charged or credited to earnings on an after-tax basis is as follows:

                                                             Quarter     Cumulative
(Dollars in millions)

1996

          3rd quarter                                            $ 3            $ 3

          4th quarter                                             84             87

1997

          1st quarter                                           (64)             23

          2nd quarter                                             65             88

          3rd quarter                                             28            116



--------------------------------------------------------------------------------
Forward-Looking    Information    Is   Subject    to   Risk   and    Uncertainty
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Certain  statements  in the  financial  discussion  and  analysis by  management contain "forward-looking" information that involves risk and uncertainty, including projections for deliveries, sales, research and development expense, and other trend projections. Actual future results and trends may differ materially depending on a variety of factors, including the Company's successful execution of internal performance plans; future integration of McDonnell Douglas Corporation; product performance risks associated with regulatory certifications of the Company's commercial aircraft by the U.S. Government and foreign governments; other regulatory uncertainties; collective bargaining labor disputes; performance issues with key suppliers and subcontractors; governmental export and import policies; factors that result in significant and prolonged disruption to air travel worldwide; global trade policies; worldwide political stability and economic growth; changing priorities or reductions in the U.S. Government defense and space budgets; termination of government contracts due to unilateral government action or failure to perform; and legal proceedings.
--------------------------------------------------------------------------------
C1572
Contact:       Paul Binder
               Larry McCracken
               (206) 655-6123